Exhibit 99.1

Media Contact: Lee Caraher Double Forte 415.848.8102 lcaraher@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS THIRD QUARTER 2009 RESULTS, RAISES 2009 EARNINGS GUIDANCE AND GIVES OUTLOOK FOR FISCAL 2010

EMERYVILLE, Calif. – October 27, 2009 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its third quarter 2009 results for the period ended September 27, 2009, which included 13 weeks.

In this release, the company:

•	Reports third quarter diluted earnings per share of $0.19, an increase of 27% versus last year

•	Reports net revenue of $73.9 million, an increase of 8% versus last year

•	Raises guidance for diluted earnings per share expectations for the full year to $1.04 to $1.06, up from the previous range of $0.97 to $1.00

•	Gives guidance for 2010 of diluted earnings per share of $1.24 to $1.30.

For the 13 weeks ended September 27, 2009, net revenue increased 8% to $73.9 million from $68.5 million for the corresponding period last year.

Net income for the quarter was $2.5 million, or $0.19 per diluted share, compared to $2.0 million, or $0.15 per diluted share, for the corresponding period last year.

“I’m very pleased with our performance,” said Patrick O’Dea, CEO and president of Peet's Coffee & Tea. “We are leveraging the significant past investments we’ve made in our people, direct store delivery (DSD) selling system, the new roasting facility and our store base to produce strong earnings growth. While continuing to grow the Peet’s brand, we will add new growth initiatives, such as the current national launch of Godiva flavored coffees, that are consistent with our overall vision to be the leading premium specialty coffee company in all key consumer segments. This strategy should enable us to deliver strong profit growth into the future.”

Financial and Operating Summary

Retail net revenue increased 4% to $47.9 million for the 13 weeks ended September 27, 2009 from $45.9 million for the corresponding period last year. The increase was attributed to new retail stores opened in the last 12 months. The company opened three new retail locations in the quarter for a total of seven year to date.  The company expects to open one additional store this year.

Specialty net revenue increased 15% to $26.0 million compared to $22.6 million for the corresponding period last year.  Within the specialty business, grocery sales grew 24%, foodservice and office was up 13%, and home delivery sales were down 8% compared to the same period last year.

Cost of sales and related occupancy costs decreased as a percentage of net revenue to 46.4%, compared to 47.1% for the corresponding period last year.  The decrease from last year was due to lower shipping costs, lower milk costs, effective cost controls in retail stores, and higher prices in retail, partially offset by higher coffee costs.

Operating expenses decreased as a percentage of net revenue to 35.3%, compared to 36.1% for the corresponding period last year.  The decrease was primarily due to effective cost management in the retail business and the leveraging of both retail and grocery overhead costs.

General and administrative expenses increased to $5.8 million compared to $5.2 million for the same period last year driven primarily by higher payroll-related costs and higher professional service fees.

Depreciation and amortization expenses increased to $4.0 million compared to $3.2 million for the corresponding period last year. The increase was primarily due to the opening of 14 new retail stores in the last 12 months and the implementation of an enterprise resource planning (ERP) system during the quarter.

Fiscal 2009 Full Year Outlook
Looking ahead, Peet’s raised its earnings guidance for the year based on current results:

•	Diluted earnings per share are now expected to be in the $1.04 to $1.06 range for the 53 weeks ending January 3, 2010. This is an increase from prior guidance of $0.97 to $1.00

•	Fiscal 2009 net revenue growth is expected to be between 8% and 9% for the 53 weeks ending January 3, 2010.

Fiscal 2010 Outlook
Looking ahead, Peet’s provided the following fiscal 2010 guidance:

•	Total net revenue is expected to grow 8% to 12% on a comparable 52 week basis

•	Diluted earnings per share are expected to be in the $1.24 to $1.30 range which would translate to 20% to 25% growth on a comparable 52 week basis.

Peet’s Coffee & Tea, Inc. Q3 2009 Conference Call
The company will host a conference call beginning at 2:00 p.m. PT 5:00 p.m. ET on October 27, 2009, which can be accessed by calling 1-877-397-0272.  The call will be simultaneously webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on October 27, 2009 through 8:59 p.m. PT/11:59 p.m. ET on November 3, 2009, at 1-888-203-1112 or 1-719-457-0820, using access code 7832405. It will also be archived at http://investor.peets.com/medialist.cfm through October 27, 2010, at 8:59 p.m. PT/11:59 p.m. ET.

ABOUT PEET’S COFFEE & TEA, INC.
Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States.  Founded in 1966 in Berkeley, California by Alfred Peet, an early tea authority who became widely recognized as the grandfather of specialty coffee in the U.S., Peet’s offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality though its unique direct store delivery selling and merchandising system.  Peet's is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2009 and 2010 forecasted net revenue and earnings per diluted share. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the current recession and its ongoing negative impact on consumer spending, the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; complaints or claims by current, former or prospective employees or government agencies; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2008.  These factors may not be exhaustive.  The company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	September 27,	December 28,
	2009	2008

ASSETS

Current assets
Cash and cash equivalents	$16,966	$4,719
Short-term marketable securities	4,232	8,600
Accounts receivable, net	10,682	11,924
Inventories	30,564	26,124
Deferred income taxes - current	2,907	2,922
Prepaid expenses and other	8,029	7,193
Total current assets	73,380	61,482

Property, plant and equipment, net	106,900	107,914
Deferred income taxes - non current	3,146	3,059
Other assets, net	2,764	3,897

Total assets	$186,190	$176,352

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$8,811	$9,858
Accrued compensation and benefits	9,568	8,852
Deferred revenue	4,759	6,350
Total current liabilities	23,138	25,060

Deferred lease credits	7,264	6,645
Other long-term liabilities	950	740
Total liabilities	31,352	32,445

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:12,983,000 and 13,174,000 shares	88,320	90,123
Accumulated other comprehensive income	3,838	34
Retained earnings	62,680	53,750

Total shareholders' equity	154,838	143,907

Total liabilities and shareholders' equity	$186,190	$176,352

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Retail stores	$47,863	$45,911	$144,686	$136,829
Specialty sales	26,042	22,575	74,889	68,847
Net revenue	73,905	68,486	219,575	205,676

Cost of sales and related occupancy expenses	34,291	32,249	99,812	96,478
Operating expenses	26,052	24,715	76,804	72,934
General and administrative expenses	5,770	5,237	17,782	16,233
Depreciation and amortization expenses	3,962	3,150	11,200	9,395
Total costs and expenses from operations	70,075	65,351	205,598	195,040

Income from operations	3,830	3,135	13,977	10,636

Interest (expense) income, net	(15)	130	111	636

Income before income taxes	3,815	3,265	14,088	11,272

Income tax provision	1,346	1,247	5,158	4,127

Net income	$2,469	$2,018	$8,930	$7,145

Net income per share:
Basic	$0.19	$0.15	$0.69	$0.52
Diluted	$0.19	$0.15	$0.67	$0.51

Shares used in calculation of net income per share:
Basic	12,976	13,603	12,977	13,825
Diluted	13,343	13,899	13,267	14,111

See notes to consolidated financial statements.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Thirty-nine weeks ended
	September 27,	September 28,
	2009	2008

Cash flows from operating activities:
Net income	$8,930	$7,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,790	11,025
Amortization of interest purchased	36	157
Stock-based compensation	2,277	1,962
Excess tax benefit from exercise of stock options	(275)	(384)
Tax benefit from exercise of stock options	119	246
Loss on disposition of assets and asset impairment	184	216
Deferred income taxes	(72)	366
Changes in other assets and liabilities:
Accounts receivable, net	1,242	(1,355)
Inventories	(4,440)	(5,215)
Prepaid expenses and other current assets	(836)	(5,521)
Other assets	185	(81)
Accounts payable, accrued liabilities and deferred revenue	(1,904)	872
Deferred lease credits and other long-term liabilities	829	1,605
Net cash provided by operating activities	19,065	11,038

Cash flows from investing activities:
Purchases of property, plant and equipment	(11,908)	(20,430)
Proceeds from sales of property, plant and equipment	-	67
Changes in restricted investments	878	-
Proceeds from sales and maturities of marketable securities	8,507	5,597
Purchases of marketable securities	(371)	(917)
Net cash used in investing activities	(2,894)	(15,683)

Cash flows from financing activities:
Net proceeds from issuance of common stock	2,365	2,855
Purchase of common stock	(6,564)	(10,017)
Excess tax benefit from exercise of stock options	275	384
Net cash used in financing activities	(3,924)	(6,778)

Increase (decrease) in cash and cash equivalents	12,247	(11,423)
Cash and cash equivalents, beginning of period	4,719	15,312

Cash and cash equivalents, end of period	$16,966	$3,889

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$716	$1,135
Other cash flow information:
Cash paid for income taxes	5,023	7,670

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended September 27, 2009
Net revenue	$47,863	100.0%	$26,042	100.0%		$73,905	100.0%
Cost of sales and occupancy	21,179	44.2%	13,112	50.3%		34,291	46.4%
Operating expenses	20,488	42.8%	5,564	21.4%		26,052	35.3%
Depreciation and amortization	2,907	6.1%	463	1.8%	$592	3,962	5.4%
Segment operating income	3,289	6.9%	6,903	26.5%	(6,362)	3,830	5.2%

For the thirteen weeks ended September 28, 2008
Net revenue	$45,911	100.0%	$22,575	100.0%		$68,486	100.0%
Cost of sales and occupancy	21,130	46.0%	11,119	49.3%		32,249	47.1%
Operating expenses	19,940	43.4%	4,775	21.2%		24,715	36.1%
Depreciation and amortization	2,357	5.1%	372	1.6%	$421	3,150	4.6%
Segment operating income	2,484	5.4%	6,309	27.9%	(5,658)	3,135	4.6%

For the thirty-nine weeks ended September 27, 2009
Net revenue	$144,686	100.0%	$74,889	100.0%		$219,575	100.0%
Cost of sales and occupancy	62,930	43.5%	36,882	49.2%		99,812	45.5%
Operating expenses	60,417	41.8%	16,387	21.9%		76,804	35.0%
Depreciation and amortization	8,449	5.8%	1,325	1.8%	$1,426	11,200	5.1%
Segment operating income	12,890	8.9%	20,295	27.1%	(19,208)	13,977	6.4%

For the thirty-nine weeks ended September 28, 2008
Net revenue	$136,829	100.0%	$68,847	100.0%		$205,676	100.0%
Cost of sales and occupancy	62,191	45.5%	34,287	49.8%		96,478	46.9%
Operating expenses	58,791	43.0%	14,143	20.5%		72,934	35.5%
Depreciation and amortization	7,244	5.3%	1,029	1.5%	$1,122	9,395	4.6%
Segment operating income	8,603	6.3%	19,388	28.2%	(17,355)	10,636	5.2%